                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of the 9th day of August , 1999 between CallNOW.com, Inc., a Delaware corporation (the "Corporation"), and Ann K. McShea (the "Employee").

         WHEREAS, the Corporation is engaged as the leading Internet portal for telecommunications e-commerce business (the "Business"); and

         WHEREAS, the Corporation desires to employ the Employee upon the terms and conditions hereinafter set forth, and the Employee desires to accept such employment;

         NOW, THEREFORE, it is agreed as follows:

1) EMPLOYMENT. The Corporation hereby employs the Employee, and the Employee accepts employment with the Corporation, as Vice President, Customer Service

2) SCOPE OF DUTIES. The Employee shall perform all duties required hereunder fully, professionally and to the best of the Employee's ability. The duties of the Employee under this Agreement shall include, within the context of available funds, but not be limited to, the following:

              a. Organize and manage the customer service function for the company with the objective of having one day response to e-mails consistently by December 1, same day response by January 1 and two hour response for 35% of e-mails by March 31, 2000 for e-mails received by 3PM.
              b.   Staff up to provide 24/7 coverage no later than May 1, 2000.
              c. Develop procedures and training manuals by September 1 for new customer service associates
              d. Evaluate and recommend a new e-mail system by January 1, 2000, and have it installed by April 1 with the objective of making the handling of e-mails more automated, more efficient, and more manageable.
              e. In conjunction with Hernan, John, a new hire or a consultant develop a data warehousing approach to track and identify customer usage and billing amounts and changes (March 31, 2000); characteristics of customers useful for our promotion, and for use in targeted advertising
              f. Set up an outbound calling/e-mail function to promote our service to our current customers, answer questions, develop a better understanding our customers and how we can increase calls and revenues in total and by customer.
              g.   Contribute to the overall management of the company
              h.   Other tasks that will be mutually agreed upon.

3) COMPENSATION. As the Employee's entire compensation for all services rendered to the Corporation hereunder, the Employee shall receive such compensation as specified below:

              a. Base Salary: The Corporation shall pay the Employee a base yearly salary $120,000

              b. Annual Bonus: The Employee will be eligible for an annual bonus of up to 20% of base salary split between a 6 month date and 1year date.

              c. Option Plan: Employee shall receive an options to purchase 33,000 shares of the Corporation's stock at $2.75 a share pursuant to the Corporation's Stock Option Plan. The first 11,000 shares will be available to be purchased 12 months after the date of this agreement. Additionally, on the expiration date of the first and second renewal Terms of this Agreement, Employee shall receive in each instance an additional option to purchase 11,000 shares of stock at $2.75 a share (collectively, all options are referred to herein as the "Options"). Unless exercised, the Options shall expire on the earlier of termination of the Employee's employment with the Corporation or ten (10) years from the date hereof. The parties agree that the granting of Options herein do not impact the Employees status as an employee of the Corporation.

4) EXCLUSIVE SERVICE. During the term of this Agreement, the Employee shall not, either directly or indirectly, be engaged by any person or entity other than the Corporation, or otherwise make any commitments or engage in any activities which may conflict with the performance of the Employee's services hereunder.

5) COPYRIGHT. The Employee hereby acknowledges and agrees that all services rendered hereunder shall be rendered as an "employee for hire" of the Corporation as such term is defined in the Copyright Act of the United States, and that all results and proceeds of the Employee's services hereunder shall be and at all times remain the sole and exclusive property of the Corporation, forever free and clear of any claims of the Employee, the Employee's heirs, successors, representatives or assigns. The Employee hereby sells and assigns to the Corporation such results and proceeds, including the copyright therein for its full term and any extensions and renewals thereof, to the extent such results and proceeds are not "works for hire" within the meaning of said Copyright Act.

6) BUSINESS STANDARDS. The Employee shall perform all duties under this Agreement in accordance with the highest standards of industry practice as may from time to time be applicable during the term hereof.

7) BENEFITS. The Employee shall have the option to participate in and contribute to the Corporations health insurance and disability plan, as these may be provided by Management.

8) VACATIONS. The Employee shall be entitled to three (3) weeks paid vacation at such reasonable times as shall be approved by Management.

9) COVENANT OF EMPLOYEE. The Employee acknowledges that the Employee's work will give the Employee access to the confidential affairs and proprietary information of the Corporation. Therefore, the agreements and covenants of the Employee contained in this Section 9 are essential to the business and goodwill of the Corporation and the Corporation would not have entered into this Agreement but for the covenants and agreements set forth in this
    Section 9. Accordingly, the Employee covenants and agrees that:

              a. By and in consideration for the compensation and benefits to be provided by the Corporation hereunder, the Employee agrees that, during a period commencing on the date hereof and ending three (3) years following the date upon which the Employee shall cease to be an employee of the Corporation and its affiliates (the "Restricted Period"), the Employee shall not , directly or indirectly, (1) engage in any elements of the Business, or otherwise compete with the Corporation, for the Employees own account, and (2) render any services to any person, corporation, partnership or other entity engaged in an element of the Business;

              b. During and after the Restricted Period, the Employee shall keep secret and retain in strictest confidence, and shall not use for Employee's benefit or the benefit of others, except in connection with the business and affairs of the Corporation, all confidential matters relating to the Company's Business, including without limitation information relating to customers, clients, suppliers, proprietary technology, sources of supply, customer list, rates, commissions paid, or other data and information about the Corporation or its Business, except with the Corporations prior written consent.

              c. During the Restrictive Period, Employee shall not make duplicate copies of the Corporation's office keys or provide access to any of the Corporation's information to a third party (particularly database information) without the prior written consent of the Corporation.

              d. The Employee also covenants that she will deliver promptly to the Company on termination of employment with the Corporation for any reason, all memoranda, manuals, notes, records, data, databases, reports and other documents in any form whatsoever, related to the Corporation's Business, which the Employee obtained while employed and which Employee may have under her control.


              e. The Employee acknowledges and agrees that any breach by her of any of the provisions of Section 9 would result in irreparable injury and damage for which money damages would not provide adequate remedy. Therefore, if the Employee beaches, or threatens to commit a breach of, any of the provisions of Section 9, the Corporation shall have the following rights and remedies: the rights and remedy to have the specified covenants specifically enforced by any court having equity jurisdiction and the right and remedy to require the Employee to account for any pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by her as the result of any transactions constituting a breach of the restrictive covenants.

10) ILLNESS; COMPENSATION CONTINUATION. The Employee is authorized to take up-to six (6) good faith sick days during the Term of this Agreement. The Corporation shall have the right to terminate this Agreement in the event the Employee is unable, because of any illness or physical incapacity, to perform the duties set forth herein for a period of time in excess of the allowable sick days and vacation days.

11) TERM AND TERMINATION.

              a. The term of this Agreement shall commence on the date hereof and shall expire on the last day of the twelfth month, (the "Term") and shall thereafter be automatically renewed from year to year unless terminated by mutual agreement of the parties in writing or by either party giving not less than sixty (60) days written notice to the other party specifying the date of termination.

              b. Notwithstanding the termination of this Agreement, the parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to such termination, and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, without limitation, any liability for loss or damage on account of default.

              c. Upon the termination of the Employee's employment hereunder for any reason whatsoever other than unlawful conduct, the Corporation nevertheless may pay to the Employee or, in the event of the Employee's death or mental incompetence, to the Employee's personal representative, compensation in respect of services rendered during the term of this Agreement, in such amounts as shall be determined by the Board of Directors.

12) ASSIGNMENT PROHIBITED. The services called for by the agreement are personal in nature and may not be assigned or delegated by the Employee. Any purported assignment contrary to the foregoing is and shall be null and void.

13) MISCELLANEOUS.

              a. This Agreement sets forth the entire understanding of the parties with respect to the Employee's engagement, and supersedes any and all prior agreements, whether oral or written.

              b. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein may otherwise be provided.

              c. Neither party hereto shall be deemed to waive any rights arising by virtue of this Agreement unless such waiver is in writing, and no such waiver shall be deemed to be a continuing waiver of the right(s) referred to in such writing or to waive any other rights hereunder.

              d. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

              e. If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that such provisions be enforced to the greatest extent permitted by law and the remaining portions shall remain in effect.

              f. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the State of New York applicable to contracts entered into and wholly to be performed within said state. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and by judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CallNOW.com, Inc. ("Corporation")

By:  s/ Chris Seelbach
   ------------------------
Title: COO

Ann K. McShea

By: s/ Ann McShea
   ------------------------

5